Exhibit 23(i)4

                            HAWKINS, DELAFIELD & WOOD
                               ONE GATEWAY CENTER
                          NEWARK, NEW JERSEY 07102-5311





                                                   February 23, 1999


First Investors Management Company, Inc.
95 Wall Street
New York, New York 10005-4297

                             Re:    First Investors Multi-State Insured
                                    Tax Free Fund (New Jersey Fund)
                                    -------------------------------

Gentlemen:

               In connection with Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of First Investors Multi-State Insured Tax Free Fund and the related Prospectus, we are of the opinion under New Jersey law, provided the New Jersey Fund (the "Fund") qualifies as a qualified investment for the purposes thereof, that:

               (A) The shareholders of the Fund who are New Jersey resident individuals, estates and trust will not be subject to the New Jersey Gross Incom Tax on (1) distributions of the interest and capital gains made by the Fund to the extent that such distributions are with respect to New Jersey state and local bonds and (2) on gains resulting from the redemption or sale of shares of the Fund; and

               (B) A corporate shareholder of the Fund subject to the New Jersey Corporation Business Tax or the New Jersey Corporation Income Tax will be required to include in its corporate tax base (1) distributions of interest and capital gains made by the Fund and (2) on gains resulting from the redemption or sale of shares of the Fund.


                                                   Very truly yours,

                                                   /s/Hawkins, Delafield & Wood